FINANCIAL SUPPORT AGREEMENT

(AIM Variable Insurance Funds (Invesco Variable Insurance Funds))

This Agreement is made as of the 1st day of October, 2016 by and among Pacific Select Distributors, LLC, a Delaware corporation (“Financial Intermediary”), Pacific Life Insurance Company (“Insurer”) and Invesco Distributors, Inc., a Delaware corporation (“Invesco”) (collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, Invesco serves as the principal underwriter of AIM Variable Insurance Funds (Invesco Variable Insurance Funds), a Delaware statutory trust registered with the Securities and Exchange Commission as an open-end management investment company (“Fund”), which consists of separate series portfolios (each, a “Portfolio”); and

WHEREAS, an affiliate of Financial Intermediary, Insurer, entered into a participation agreement, dated December 1, 2008, with the Fund and Invesco (“Participation Agreement”) pursuant to which the Fund shares of certain Portfolios available to separate accounts of the Insurer at net asset value and with no sales charges, subject to the terms of the Participation Agreement, to fund benefits under variable annuity contracts and/or variable life insurance contracts (collectively, “Contracts”) to be issued by Insurer; and

WHEREAS, the Participation Agreement provides that the Fund will bear the costs of preparing, filing with the Securities and Exchange Commission and setting for printing the Fund’s prospectus, statement of additional information, including any amendments or supplements thereto, periodic reports to shareholders, and other shareholder communications (collectively, the “Fund Materials”), and that the Fund will provide Insurer with a camera ready or other formatted copy of all Fund Materials; and

WHEREAS, the Participation Agreement provides that Insurer shall print in quantity and deliver the Fund Materials to existing owners of Contracts with Contract value allocated to a Portfolio (“existing Contract owners”) and prospective purchasers (“prospective Contract owners”), and that the costs of printing in quantity and delivering to existing Contract owners and prospective Contract owners such Fund Materials will be borne by Insurer; and

WHEREAS, Financial Intermediary will incur various expenses in connection with the marketing, sales and promotion of the Portfolios through the sale of the Contracts; and

WHEREAS, Invesco desires to compensate Financial Intermediary from its own resources in consideration for such marketing, sales and promotion of the Portfolios.

NOW THEREFORE in consideration of the mutual benefits and promises contained herein, the Parties hereto agree as follows:

1.              Services.

Financial Intermediary will provide the services identified on Schedule B, as agreed upon by the Parties from time to time (the “Services”).

2.              Compensation.

(a)                                 In consideration for the Services, Invesco will pay a financial support fee to Financial Intermediary in the amount described in Schedule A hereto (the “Fee”).  The Fee will be paid from Invesco’s or its affiliate’s revenues, profits or retained earnings and will be payable to Financial Intermediary within 60 days following calendar quarter end or as otherwise provided in Schedule A.  Payment amounts less than $500.00 are considered nominal, and Invesco is not obligated to make an individual payment for any amount thereunder.  In addition, notwithstanding anything in this Agreement to the contrary, Invesco shall not be obligated to and shall not pay Financial Intermediary any fee or other marketing support payment that is prohibited by applicable law or regulation.

(b)                                 The form of payment made by Invesco pursuant to this Section 2 will be cash.

(c)                                  Financial Intermediary agrees that Insurer will appropriately disclose, to existing or prospective Contract owners who may invest in Portfolio shares, the foregoing compensation arrangement to the extent applicable law requires such disclosure by Insurer, Financial Intermediary, or any person that offers or sells Contracts and, as a result, Portfolio shares.

3.                                      Representations, Warranties and Covenants of the Financial Intermediary.

The Financial Intermediary hereby represents, warrants and agrees as to the following:

(a)                                 Financial Intermediary will comply with all applicable laws, rules and regulations of any governmental or regulatory body (as may be amended from time to time), including the requirements of any and all self-regulatory organizations of which Financial Intermediary is a member, as well as the terms of the applicable Fund prospectus and statement of additional information (collectively “Prospectus”).

(b)                                 Financial Intermediary will facilitate any audit or review of its files and records undertaken by Invesco.

(c)                                  In the event Financial Intermediary delegates its obligation to provide any services hereunder, Financial Intermediary agrees that such designee will be aware of and will comply with all representations, warranties and covenants hereunder.

(d)                                 Financial Intermediary has obtained and shall maintain, in good standing, its membership with FINRA, and shall be at all times under the term of this Agreement, registered as a broker-dealer under the Securities Exchange Act of 1934, as amended.

4.                                      Term of Agreement.

This Agreement shall continue in effect for so long as Invesco or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as any Contract value or any monies attributable to Insurer is allocated to a Portfolio.

5.                                      Termination.

This Agreement may be terminated, without cause, by any of the Parties hereto in writing. This Agreement will terminate automatically upon termination of the Participation Agreement.

6.                                      Amendment.

This Agreement may be amended only upon mutual agreement of the Parties hereto in writing.

7.                                      Notices.

Notices and communications required or permitted hereby shall be in writing and shall be deemed to have been given if delivered by personal delivery; postage prepaid registered or certified United States first class mail, return receipt requested; or electronic mail, facsimile or similar means of same day delivery (with a confirming copy by mail) to the following:

If to Financial Intermediary:

Pacific Select Distributors, LLC

700 Newport Center Drive

Newport Beach, CA 92660

Facsimile: (949) 219-3706

Attention: General Counsel

If to Insurer:

Pacific Life Insurance Company

700 Newport Center Drive

Newport Beach, CA 92660

Facsimile: (949) 219-3706

Attention: General Counsel

If to Invesco:

Invesco Distributors, Inc.

11 Greenway Plaza, Suite 1000

Houston, Texas  77046

Facsimile:  (713) 993-9185

E-mail: mktsupport@invesco.com

Attention: President

cc:  General Counsel

All notices and other communications shall be effective upon delivery.

8.  Applicable Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas applicable to agreements fully executed and to be performed therein.

9.  Execution in Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

10.  Severability.

If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

11.  Rights Cumulative.

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

12.  Headings.

The headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

13. Directed Brokerage.

The parties hereto understand and agree that neither Invesco nor its affiliates will provide, and Financial Intermediary will not accept, any brokerage commissions for transactions in Portfolio securities of the Fund or affiliates of the Fund (“Directed Brokerage”) that would in any way pay for, mitigate or offset any financial obligation that Invesco has under this Agreement.  Directed Brokerage would include any agreement or arrangement, whether explicit or implicit, and whether written or oral, in which Financial Intermediary, Insurer or their affiliates receive, in consideration for, or recognition of, the sale of Fund shares, support payments in the form of brokerage commissions, brokerage transactions (orders for the purchase or sale of Fund portfolio securities), mark-ups, mark-downs, other fees (or any portion thereof) payable or to be payable from portfolio transactions for the account of a Fund (whether executed by Financial Intermediary, Insurer or their affiliates or any other broker or dealer) or other quid pro quo-type arrangement, such as the purchase or sale of a security issued by Insurer or its affiliates in recognition of Financial Intermediary’s, Insurer’s or their affiliates’ sale or promotion of Fund shares or client referrals.

14.  Confidentiality.

Except in accordance with applicable laws, rules and regulations, the terms of this Agreement, including specifically the fee arrangement, shall remain confidential as between the parties.

15.  Entire Agreement.

Except as otherwise provided herein, this Agreement, together with the attached Schedules, contains the entire agreement among the parties with respect to the matters dealt with herein, and supersedes any prior or inconsistent agreements, documents, understandings or arrangements among the parties with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

PACIFIC SELECT DISTRIBUTORS, LLC

By:	/s/ Jane M. Guon	By:	/s/ Adrian S. Griggs
Name: Jane M. Guon		Name: Adrian S. Griggs
Title: Secretary		Title: Chief Executive Officer

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Brandon J. Cage	By:	/s/ Anthony J. Dufault
Name: Brandon J. Cage		Name: Anthony J. Dufault
Title: Assistant Secretary		Title: Assistant Vice President

INVESCO DISTRIBUTORS, INC.

		By:	/s/ Brian Thorp
		Name:	Brian Thorp
		Title:	Vice President

SCHEDULE A

FINANCIAL SUPPORT FEE

Invesco agrees to pay to FINANCIAL INTERMEDIARY a quarterly fee (“Quarterly Fee”) equal to a percentage of the average daily net assets of the Portfolios not including Invesco V.I. Government Money Market Fund, Invesco V.I. S&P 500 Index Fund and Invesco V.I. Equally Weighted S&P 500 Fund attributable to the Contracts issued by INSURER at the following annual rate:

Annual Rate

[    %]

SCHEDULE B

SERVICES

The services for which Financial Intermediary may provide to the Fund include, but are not limited to, any or all of the following:

•                  Costs of printing sales literature or other promotional marketing material relating to each Portfolio, insofar as such materials relate to the Contracts or prospective Contract owners;

•                  Adding a Portfolio to the list of underlying investment options in Insurer’s variable products;

•                  Access to individual members of Insurer’s sales force or to Insurer’s management;

•                  Support, training and ongoing education for sales personnel about the Portfolios;

•                  Marketing and advertising of the Portfolios;

•                  Access to periodic conferences held by Insurer or its affiliates relating directly or indirectly to the Portfolios;

•                  Travel expenses, including lodging, incurred in connection with trips taken by qualifying registered representatives of those dealer firms and their families to places within or outside the United States;

•                  Meeting fees;

•                  Entertainment;

•                  Transaction processing and transmission charges;

•                  Advertising or other promotional expenses; or

•                  Other expenses as determined in Invesco’s discretion.